Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
06/09/14	Investors:	Kathy Martin, 630-623-7833
	Media:	Heidi Barker, 630-623-3791

McDONALD’S REPORTS GLOBAL COMPARABLE SALES FOR MAY
OAK BROOK, IL - McDonald’s Corporation today announced that global comparable sales increased 0.9% in May. Performance by segment was as follows:

•	U.S. down 1.0%

•	Europe up 0.4%

•	Asia/Pacific, Middle East and Africa (APMEA) up 2.5%

“Around the world we are pursuing opportunities to provide our customers with their favorite food and drink, create memorable experiences, offer unparalleled convenience and become an even more trusted brand,” said McDonald’s President and Chief Executive Officer Don Thompson. “We are intensifying our commitment to place the customer at the center of everything we do and are determined to create experiences that deliver the most meaningful impact for our customers and our business.”
In May, U.S. comparable sales decreased 1.0% amid ongoing broad-based challenges. McDonald’s U.S. business is heightening its customer focus through service, value and menu initiatives to stabilize results. During May, these efforts were reflected in the promotion of Dollar Menu & More offerings and breakfast including a focus on McDonald’s popular McCafé coffee.
Europe’s comparable sales rose 0.4% in May led by positive performance in the U.K. and France, partly offset by negative results in Germany. Unique affordability options, premium menu choices and expansion of the segment’s beverage business supported the month’s results.
In May, APMEA’s comparable sales increased 2.5% reflecting strong results in China, including comparison against the prior year impact of Avian influenza, and positive performance across a number of markets, partially offset by ongoing weakness in Japan. Across the segment, APMEA remains focused on strengthening its value platforms, breakfast daypart and convenience.

Systemwide sales for the month increased 2.4%, or 3.4% in constant currencies.

Percent Increase/(Decrease)	Comparable Sales		Systemwide Sales
			As	Constant
Month ended May 31,	2014	2013	Reported	Currency
McDonald’s Corporation	0.9	2.6	2.4	3.4
Major Segments:
U.S.	(1.0)	2.4	(0.1)	(0.1)
Europe	0.4	2.0	7.6	3.0
APMEA	2.5	0.9	4.7	7.4

Year-To-Date May 31,
McDonald’s Corporation	0.7	(0.2)	1.3	3.2
Major Segments:
U.S.	(1.2)	(0.1)	(0.3)	(0.3)
Europe	1.0	(0.8)	7.1	3.7
APMEA	1.6	(2.4)	0.0	6.1

Definitions

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Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Generally, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In May 2014, this calendar shift/trading day adjustment consisted of one less Wednesday and one more Saturday compared with May 2013. The resulting adjustment varied by area of the world, ranging from approximately 0.9% to 1.4%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

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Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications

McDonald’s tentatively plans to release second quarter results before the market opens on July 22, 2014 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

About McDonald's

McDonald’s is the world’s leading global foodservice retailer with over 35,000 locations serving approximately 70 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.
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